CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No.11 to the Registration Statement of American Century-Benham International Bond Fund (the sole fund comprising the American Century International Bond Funds) on Form N-1A of our report dated February 10, 1998 on our audit of the financial statements and financial highlights of the American Century-Benham International Bond Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference in the Statement of Additional Information to our Firm under the caption "Independent Accountants."


                                                     /s/Coopers & Lybrand L.L.P.


Kansas City, Missouri

April 24, 1998